EXHIBIT 99.1

Company Contact:	Investor Relations Contact:
Matt Smith	Lippert / Heilshorn & Associates
Director - Investor Relations	Kirsten Chapman
217-258-9522	415-433-3777
investor.relations@consolidated.com	kchapman@lhai.com

Consolidated Communications Holdings Reports First Quarter 2008 Results

- Pennsylvania Integration is Ahead of Schedule -
- Adjusted EBITDA of $49.2 Million, Net Cash from Operations of $25.0 Million -
- Redeemed Senior Notes Resulting in $4.0 Million Annualized Cash Interest Savings -
- IPTV Launches in Pennsylvania and DVR Rolls Out in All Three States in April -

Mattoon, IL - May 8, 2008 - Consolidated Communications Holdings, Inc. (Nasdaq: CNSL) today announced results for the first quarter ended March 31, 2008. The following reflects consolidated results from Illinois, Texas and Pennsylvania. The company reported:

•	Revenues were $105.4 million.
•	Adjusted EBITDA was $49.2 million.
•	Net cash provided by operations was $25.0 million.
•	Dividend payout ratio was 72.2 percent.

“We are off to a great start in 2008,” said Bob Currey, Consolidated’s president and chief executive officer. “Our first quarter financial results are strong, we had another solid quarter of DSL growth and we have made great progress on completing our IPTV suite of products in all markets.”

“With our Pennsylvania integration ahead of schedule and approximately $4.0 million in cost savings already realized, we continue to be confident that we will meet or exceed our original synergy projections of $7.0 million in 2008 for the North Pittsburgh transaction. In late April, we launched IPTV service in Pennsylvania and rolled out DVR in all our markets. The DVR offering completes our current IPTV suite and provides Consolidated with an even more competitive product. The Pennsylvania IPTV launch gives us a triple play bundle that has demonstrated strong consumer demand in other markets and we expect it to have a positive impact on access line and broadband performance,” Currey concluded.

Operating Statistics at March 31, 2008, Compared to December 31, 2007
•	Total connections were 455,745, an increase of 3,453, or 0.8 percent.
•	Total local access lines were 282,641, a decrease of 3,545, or 1.2 percent.
o	Our existing IL and TX operations had a decrease of 2,500, or 1.1 percent.
o	Our new Pennsylvania operations had a decrease of 1,045, or 1.7 percent.
•	ILEC Broadband connections were 97,339, an increase of 3,761, or 4.0 percent.
o	DSL subscribers were 84,313, an increase of 2,976, or 3.7 percent.
o	IPTV subscribers were 13,026, an increase of 785, or 6.4 percent.
•	ILEC VOIP lines were 2,938, an increase of 473, or 19.2 percent.
•	CLEC access line equivalents were 72,827, an increase of 2,764, or 3.9 percent.

As of January 1, 2008 and for the quarter ended March 31, 2008, our operating statistics include metrics and results associated with our acquisition of North Pittsburgh Systems Inc. In addition, the company is now including VOIP lines and CLEC access line equivalents in its total connection count and reflecting PRI voice grade equivalents in its access line count for the Pennsylvania ILEC consistent with its methodology in Illinois and Texas and industry norms. Under the previous North Pittsburgh methodology, Pennsylvania ILEC access line loss would have been 2.3 percent for the first quarter of 2008. These adjustments have no impact on revenue and comparable historical figures are provided in the accompanying tables.

Steve Childers, Consolidated’s chief financial officer, stated, “As expected, our financial results were very strong in the quarter. Quarterly revenue of $105.4 million, adjusted EBITDA of $49.2 million and a solid dividend payout ratio were all in line with our expectations for the consolidated business. Additionally, on April 1, we completed the redemption of $130.0 million of our 9.75% Senior Notes. By limiting borrowing to $120.0 million from a delayed term facility, we effectively realized a $10.0 million reduction of debt and annualized cash interest savings of $4.0 million.

Cash Available to Pay Dividends
For the first quarter 2008, cash available to pay dividends, or CAPD, was $15.7 million and the dividend payout ratio was 72.2 percent. At March 31, 2008, cash and cash equivalents were $34.3 million. The company made capital expenditures of $13.3 million during the first quarter.

Financial Highlights for the First Quarter Ended March 31, 2008

•
Revenues were $105.4 million, compared to $83.0 million in the first quarter of 2007. Revenues excluding the impact from the North Pittsburgh acquisition were $81.5 million, a decrease of $1.5 million. The decline was primarily driven by decreases in Local Calling Services and Network Access Services, partially offset by an increase in Data and Internet revenue. The reduction in Local and Network Access revenue was primarily attributable to $1.2 million in carrier billing settlements that were recognized in 2007. The increase in Data and Internet revenue was driven by continued growth in DSL and IPTV subscribers.

•
Depreciation and amortization was $22.9 million, compared to $16.6 million in the first quarter of 2007. The $6.3 million increase was primarily driven by increased depreciation associated with the fixed assets acquired and the amortization of intangible assets recognized in conjunction with the acquisition of North Pittsburgh.

•	Income from operations was $20.5 million, compared to $18.4 million in the first quarter of 2007.
•
Interest expense, net was $18.1 million, compared to $11.4 million in the same quarter last year. The increase was primarily driven by the incremental debt and terms of the new credit facility associated with the North Pittsburgh acquisition.

•
Other income, net was $4.1 million, compared to $1.3 million for same period in 2007. As part of the acquisition of North Pittsburgh, the company acquired interests in three additional cellular partnerships, which contributed approximately $3.0 million of income during the period.

•	Income tax expense was $2.9 million, compared to $3.7 million in 2007. The decrease was driven by lower pre-tax income.
•	Net income was $3.7 million, compared to $4.6 million in the first quarter of 2007.
•
Net income per common share was $0.13, compared to $0.18 in the same quarter of 2007. “Adjusted net income per share” excludes certain items in the manner described in the table provided in this release. On that basis, “adjusted net income per share” for the first quarter ended March 31, 2008 was $0.16, compared to $0.21 in the first quarter of 2007.

•
Adjusted EBITDA was $49.2 million, compared to $37.2 million for the same period in 2007. The increase was primarily driven by the impact of the North Pittsburgh acquisition. Net cash provided from operating activities was $25.0 million, compared to $18.0 million for the same period in 2007. The total net debt to last twelve month adjusted EBITDA coverage ratio was 4.6 times to one, and all coverage ratios were in compliance with our credit facility.

Financial Guidance
For 2008, the company provides the following updated full year guidance, including the Pennsylvania operations: Capital expenditures are expected to be in the range of $46.5 million to $49.5 million, including $2.0 million associated with integration related capital expenditures; cash interest expense is expected to be in the range of $64.0 million to $67.0 million; and cash income taxes are expected to be in the range of $12.0 million to $15.0 million.

Dividend Payments
On May 6, 2008, the company's board of directors declared its next quarterly dividend of $0.38738 per common share, which is payable on August 1, 2008 to stockholders of record at the close of business on July 15, 2008.

Conference Call Information
The company will host a conference call today at 11:00 a.m. Eastern Time / 10:00 a.m. Central Time to discuss first quarter earnings and developments in the business. The call is being webcast and can be accessed from the “Investor Relations” section of the company’s website at http://www.consolidated.com. The webcast will also be archived on the company’s website. If you do not have internet access, the conference call dial-in number is 1-800-642-1783. International parties can access the call by dialing 1-706-679-5600. A telephonic replay of the conference call will also be available starting two hours after completion of the call until May 12, 2008 at midnight Eastern Time. To hear the replay, parties in the United States and Canada should call 1-800-642-1687 and international parties should call 1-706-645-9291 and enter pass code 42996281.

Use of Non-GAAP Financial Measures
This press release, as well as the conference call, includes disclosures regarding “adjusted EBITDA”, “cash available to pay dividends”, “total net debt to last twelve month adjusted EBITDA coverage ratio”, and “adjusted net income per share”, all of which are non-GAAP financial measures. Accordingly, they should not be construed as alternatives to net cash from operating or investing activities, cash and cash equivalents, cash flows from operations or net income (loss) as defined by GAAP and are not, on their own, necessarily indicative of cash available to fund cash needs as determined in accordance with GAAP. In addition, not all companies use identical calculations, and these non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. A reconciliation of the differences between these non-GAAP financial measures and the most directly comparable financial measures presented in accordance with GAAP is included in the tables that follow.

Adjusted EBITDA is comprised of historical EBITDA, as adjusted for certain items permitted or required by the lenders under the credit facility in place at the end of each quarter in the periods presented. The tables that follow include an explanation of how adjusted EBITDA is calculated for each of the periods presented.

EBITDA is defined as net earnings (loss) before interest expense, income taxes, depreciation and amortization on an historical basis. We believe net cash provided by operating activities is the most directly comparable financial measure to EBITDA under GAAP. EBITDA is a non-GAAP financial measure.

Cash available to pay dividends represents adjusted EBITDA plus cash interest income less (1) cash interest expense, (2) capital expenditures, (3) cash taxes and (4) stock repurchases.

We present adjusted EBITDA and cash available to pay dividends for several reasons. Management believes adjusted EBITDA and cash available to pay dividends are useful as a means to evaluate our ability to fund our estimated uses of cash (including interest on our debt) and pay dividends. In addition, we have presented adjusted EBITDA and cash available to pay dividends to investors in the past because they are frequently used by investors, securities analysts and other interested parties in the evaluation of companies in our industry, and management believes presenting them here provides a measure of consistency in our financial reporting. Adjusted EBITDA and cash available to pay dividends, referred to as Available Cash in our credit agreement, are also components of the restrictive covenants and financial ratios contained in the agreements governing our debt that require us to maintain compliance with these covenants and limit certain activities, such as our ability to incur debt and to pay dividends. The definitions in these covenants and ratios are based on adjusted EBITDA and cash available to pay dividends after giving effect to specified charges. Other information related to these two non-GAAP financial measures, specifically “total net debt to last twelve month adjusted EBITDA coverage ratio”, help put these three measures in context. As a result, management believes the presentation of adjusted EBITDA and cash available to pay dividends, as supplemented by these other items, provides important additional information to investors. In addition, adjusted EBITDA and cash available to pay dividends provide our board of directors with meaningful information to determine, with other data, assumptions and considerations, our dividend policy and our ability to pay dividends under the restrictive covenants in the agreements governing our debt and to measure our ability to service and repay debt.

These non-GAAP financial measures have certain shortcomings. In particular, adjusted EBITDA does not represent the residual cash flows available for discretionary expenditures, since items such as debt repayment and interest payments are not deducted from such measure. Similarly, while we may generate cash available to pay dividends, we are not required to use any such cash to pay dividends, and the payment of any dividends is subject to declaration by our board of directors, compliance with applicable law and the terms of our credit agreement.

Because adjusted EBITDA is a component of the Dividend Payout Ratio and the ratio of total net debt to last twelve month adjusted EBITDA, these measures are also subject to the material limitations discussed above. In addition, the ratio of total net debt to last twelve month adjusted EBITDA is subject to the risk that we may not be able to use the cash on the balance sheet to reduce our debt on a dollar-for-dollar basis. Management believes these ratios are useful as a means to evaluate our ability to incur additional indebtedness in the future and, together with adjusted net income per share, assist investors, securities analysts and other interested parties in evaluating both our company over time and the relative performance of the companies in our industry.

About Consolidated
Consolidated Communications Holdings, Inc. is an established rural local exchange company providing voice, data and video services to residential and business customers in Illinois, Texas and Pennsylvania. Each of the operating companies has been operating in its local market for over 100 years. With approximately 282,641 ILEC access lines, 72,827 Competitive Local Exchange Carrier (CLEC) access line equivalents, 84,313 DSL subscribers, and 13,026 IPTV subscribers, Consolidated Communications offers a wide range of telecommunications services, including local and long distance service, custom calling features, private line services, high-speed Internet access, digital TV, carrier access services, and directory publishing. Consolidated Communications is the 13th largest local telephone company in the United States.

Safe Harbor
Any statements contained in this press release other than statements of historical fact, including statements about management’s beliefs and expectations, are forward-looking statements and should be evaluated as such. These statements are made on the basis of management's views and assumptions regarding future events and business performance. Words such as “estimate,” "believe," "anticipate," "expect," “intend,” “plan,” “target,” “project,” “should,” “may,” “will” and similar expressions are intended to identify forward-looking statements. Forward-looking statements (including oral representations) involve risks and uncertainties that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. These risks and uncertainties include our ability to successfully integrate North Pittsburgh’s operations and realize the synergies from the acquisition, as well as a number of other factors related to our business, including various risks to shareholders of not receiving dividends and risks to Consolidated’s ability to pursue growth opportunities if Consolidated continues to pay dividends according to the current dividend policy; various risks to the price and volatility of Consolidated’s common stock; the substantial amount of debt and Consolidated’s ability to incur additional debt in the future; Consolidated’s need for a significant amount of cash to service and repay the debt and to pay dividends on the common stock; restrictions contained in the debt agreements that limit the discretion of management in operating the business; the ability to refinance the existing debt as necessary; regulatory changes, rapid development and introduction of new technologies and intense competition in the telecommunications industry; risks associated with Consolidated’s possible pursuit of acquisitions; economic conditions in the Consolidated service areas in Illinois, Texas and Pennsylvania; system failures; losses of large customers or government contracts; risks associated with the rights-of-way for the network; disruptions in the relationship with third party vendors; losses of key management personnel and the inability to attract and retain highly qualified management and personnel in the future; changes in the extensive governmental legislation and regulations governing telecommunications providers and the provision of telecommunications services; telecommunications carriers disputing and/or avoiding their obligations to pay network access charges for use of Consolidated’s network; high costs of regulatory compliance; the competitive impact of legislation and regulatory changes in the telecommunications industry; and liability and compliance costs regarding environmental regulations. These and other risks and uncertainties are discussed in more detail in Consolidated’s filings with the Securities and Exchange Commission, including our reports on Form 10-K and Form 10-Q. Many of these risks are beyond management’s ability to control or predict. All forward-looking statements attributable to Consolidated or persons acting on behalf of us are expressly qualified in their entirety by the cautionary statements and risk factors contained in this press release and Consolidated’s filings with the Securities and Exchange Commission. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made. Except as required under the federal securities laws or the rules and regulations of the Securities and Exchange Commission, Consolidated does not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise.

- Tables Follow -

Consolidated Communications
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	March 31,	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$34,295	$34,341
Accounts receivable, net	47,250	44,001
Prepaid expenses and other current assets	19,122	21,273
Total current assets	100,667	99,615

Property, plant and equipment, net	407,732	411,647
Intangibles and other assets	787,128	793,329
Total assets	$1,295,527	$1,304,591

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of capital lease obligation	$1,029	$1,010
Accounts payable	16,134	17,386
Accrued expenses and other current liabilities	66,210	66,547
Total current liabilities	83,373	84,943

Capital lease obligation less current portion	1,371	1,636
Long-term debt	890,000	890,000
Other long-term liabilities	181,564	168,324
Total liabilities	1,156,308	1,144,903

Minority interests	4,594	4,322
Stockholders' equity:
Common stock, $0.01 par value	295	294
Paid in capital	278,550	278,175
Accumulated deficit	(125,274)	(117,452)
Accumulated other comprehensive income (loss)	(18,946)	(5,651)
Total stockholders' equity	134,625	155,366
Total liabilities and stockholders' equity	$1,295,527	$1,304,591

Consolidated Communications
Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2008	2007
Revenues	$105,414	$82,980
Operating expenses:
Cost of services and products	33,863	25,629
Selling, general and administrative
expenses	28,144	22,299
Depreciation and amortization	22,871	16,629
Income from operations	20,536	18,423
Other income (expense):
Interest expense, net	(18,054)	(11,400)
Other income, net	4,105	1,283
Income before income taxes	6,587	8,306
Income tax expense	2,878	3,687

Net income	3,709	4,619

Diluted net income per common share	$0.13	$0.18

Consolidated Communications
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2008	2007
OPERATING ACTIVITIES
Net income	$3,709	$4,619
Adjustments to reconcile net income to cash provided
by operating activities:
Depreciation and amortization	22,871	16,629
Non-cash stock compensation	384	734
Other adjustments, net	(2,834)	418
Changes in operating assets and liabilities, net	903	(4,429)
Net cash provided by operating activities	25,033	17,971
INVESTING ACTIVITIES
Capital expenditures	(13,285)	(8,187)
Net cash used for investing activities	(13,285)	(8,187)
FINANCING ACTIVITIES
Proceeds from issuance of stock	-	12
Payments made on long-term obligations	(246)	-
Payment of deferred financing costs	(181)	(320)
Purchase and retirement of common stock	(8)	-
Dividends on common stock	(11,359)	(10,045)
Net cash used in financing activities	(11,794)	(10,353)
Net decrease in cash and cash equivalents	(46)	(569)
Cash and cash equivalents at beginning of period	34,341	26,672
Cash and cash equivalents at end of period	$34,295	$26,103

Consolidated Communications
Consolidated Revenue by Category
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2008	2007
Telephone Operations
Local calling services	$26,950	$21,313
Network access services	24,458	18,318
Subsidies	13,799	11,597
Long distance services	6,251	3,636
Data and Internet services	14,401	8,631
Other services	9,115	9,014
Total Telephone Operations	94,974	72,509
Other Operations	10,441	10,471
Total operating revenues	$105,415	$82,980

Consolidated Communications
Schedule of Adjusted EBITDA Calculation
(Dollars in thousands)
(Unaudited)

	Three months ended
	March 31,
	2008	2007
Historical EBITDA:
Net cash provided by operating activities	$25,033	$17,971
Adjustments:
Compensation from restricted share plan	(384)	(734)
Other adjustments, net	2,834	(418)
Changes in operating assets and liabilities	(903)	4,429
Interest expense, net	18,054	11,400
Income taxes	2,878	3,687
Historical EBITDA (1)	47,512	36,335

Adjustments to EBITDA (2):
Integration and restructuring (3)	1,082	172
Other, net (4)	(4,377)	(1,455)
Investment distributions (5)	4,590	1,395
Non-cash compensation (6)	384	734

Adjusted EBITDA	$49,191	$37,181

Footnotes for Adjusted EBITDA:
(1) Historical EBITDA is defined as net earnings (loss) before interest expense, income taxes, depreciation and amortization on a historical basis.
(2) These adjustments reflect those required or permitted by the lenders under the credit facility in place at the end of each of the quarters included in the periods presented.
(3) Represents certain expenses associated with integrating and restructuring the Texas, Illinois and Pennsylvania businesses. For the first quarter of 2008, this is comprised of $0.9 million of integration costs and $0.2 million of severance costs. For the first quarter of 2007, this is comprised of $0.2 million of integration costs.
(4) Other, net includes the equity earnings from our investments, dividend income and certain other  miscellaneous non-operating items.
(5) For purposes of calculating adjusted EBITDA, we include all cash dividends and other cash distributions received from our investments.
(6) Represents compensation expenses in connection with our Restricted Share Plan, which because of the non-cash nature of the expenses are being excluded from adjusted EBITDA.

Consolidated Communications
Cash Available to Pay Dividends
(Dollars in thousands)
(Unaudited)

Three Months Ended March 31, 2008
Adjusted EBITDA	$49,191

- Cash interest expense	(17,802)
- Capital Expenditures	(13,285)
- Cash income taxes	(2,585)
+ Cash interest income	224

Cash available to pay dividends	$15,743

Quarterly Dividend	$11,359
Payout Ratio	72.2%

Consolidated Communications
Total Net Debt to LTM Adjusted EBITDA Ratio
(Dollars in thousands)
(Unaudited)

Summary of Outstanding Debt
Senior notes	$130,000
Term loan	760,000
Capital leases	2,400
Total debt as of March 31, 2008	$892,400
Less cash on hand	(34,295)
Total net debt as of March 31, 2008	$858,105

Adjusted EBITDA for the last twelve
months ended March 31, 2008 (1)	$188,091

Total Net Debt to last twelve months
Adjusted EBITDA	4.6	x

(1) Per the new credit facility adjusted EBITDA has been agreed upon for the second and third quarters of 2007 at $90,600 and reflects a combined pro forma number for the fourth quarter 2007.
Adjusted EBITDA for the fourth quarter 2007 is the sum of $11,264 for the Pennsylvania operations and $37,036 for the Illinois and Texas operations. Adjusted EBITDA reflects actual results for the first quarter of 2008.

Consolidated Communications
Adjusted Diluted Net Income Per Share
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2008	2007
Reported net income applicable to common stockholders	$3,709	$4,619
Severance, net of tax	130	4
Billing integration, net of tax	-	92
Integration and restructuring charges	479	-
Non-cash compensation	384	734
Adjusted income applicable to common stockholders	$4,702	$5,449

Weighted average number of shares outstanding	29,449,849	26,029,228
Adjusted diluted net income per share	$0.16	$0.21

Calculations above assume a 43.7 percent and 44.4 percent effective tax rate for the three months ended March 31, 2008 and 2007, respectively. Shares outstanding in the first quarter of 2008 reflect 3.3 million shares issued pursuant to the North Pittsburgh acquisition.

Consolidated Communications
Key Operating Statistics

	March 31,	December 31,	March 31, (6)
	2008	2007	2007
Local access lines in service
Residential	179,864	183,070	192,667
Business	102,777	103,116	104,471
Total local access lines	282,641	286,186	297,138

Total IPTV subscribers	13,026	12,241	8,366

ILEC DSL subscribers (2)	84,313	81,337	69,731
ILEC Broadband Connections	97,339	93,578	78,097

ILEC VOIP subscribers (3)	2,938	2,465	1,562

CLEC Access Line Equivalents (4)	72,827	70,063	65,369

Total connections (1)	455,745	452,292	442,166

Long distance lines (5)	167,360	166,599	165,509
Dial-up subscribers	6,042	6,783	11,200

IPTV Homes passed	107,631	107,631	107,183

(1) Total connections include statistics for our Pennsylvania markets.

(2) Includes only ILEC DSL. CLEC DSL is included in CLEC access line equivalents.

(3) VOIP subscribers are now included in total connections for all periods presented.

(4) CLEC access line equivalents represent a combination of voice services and data circuits. The calculations represent a conversion of data circuits to an access line basis. Equivalents are calculated by converting data circuits (basic rate interface (BRI), primary rate interface (PRI), DSL, DS-1, DS-3, and Ethernet) and SONET-based (optical) services (OC-3 and OC-48) to the equivalent of an access line.

(5) Reflects the inclusion of long distance service provided as part of the VOIP offering while excluding CLEC long distance subscribers. North Pittsburgh included company and toll-free long distance lines in their counts. In order to be consistent with our IL and TX operations, we are excluding these from the lines and have reflected this in all above periods.

(6) Presented on a pro forma basis to include the aggregate operating statistics of IL, TX and PA as of March 31, 2007, as if the acquisition of North Pittsburgh had occurred prior to that date.

Consolidated Communications
PA Historical Operating Statistics

	March 31,	December 31,	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,
	2008	2007	2007	2007	2007	2006	2006	2006	2006
ILEC lines - previous method (1)	56,888	58,241	59,311	60,663	61,546	63,317	66,347	68,143	69,187
ILEC lines - revised method (2)	61,354	62,399	63,334	64,526	65,320	66,977	69,979	71,707	72,575

(1) Reflects North Pittsburgh methodology of treating voice grade PRI equivalents as 1 access line.
(2) Reflects Consolidated Communications PA voice grade PRI equivalents as 23 access lines.